Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS SECOND-QUARTER 2008 RESULTS

FOR THE PERIOD ENDED MARCH 31, 2008

Digital revenue increased 48% year-over-year to $164 million or 21% of total revenue

Company acts to increase financial flexibility

•	Total revenue of $800 million increased 2% from $784 million in the prior-year quarter, and declined nearly 4% on a constant-currency basis.

•	Digital revenue was $164 million, or 21% of total revenue, up 16% sequentially from $141 million in the first quarter of fiscal 2008 and up 48% from $111 million in the prior-year quarter.

•

Operating income from continuing operations increased 47% to $28 million from $19 million in the prior-year quarter. The prior-year quarter included $16 million of restructuring-related charges in connection with the company’s fiscal 2007 realignment initiatives.

•

Operating income before depreciation and amortization (OIBDA) from continuing operations grew 20% to $96 million from $80 million in the prior-year quarter, which included the $16 million in restructuring-related charges.

•	Loss from continuing operations of $0.23 per diluted share increased from a loss of $0.19 per diluted share in the prior-year quarter.

NEW YORK, May 8, 2008—Warner Music Group Corp. (NYSE: WMG) today announced its second-quarter 2008 financial results for the period ended March 31, 2008 and in an effort to increase its financial flexibility has suspended its previous policy of paying a regular quarterly dividend.

“Warner Music continues to outperform the industry and gain share in key markets, which is a testament to our commitment to investing in A&R and leading the recorded music industry’s transition through innovation and creativity,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “While an uncertain economic backdrop and evolving recorded music industry make a conservative approach to our balance sheet a prudent strategy, we remain excited about the long-term prospects for our business. In particular, we are gratified by WMG’s excellent digital results this quarter, which highlight our leadership position in driving this critical segment of the music business.”

Michael Fleisher, Warner Music Group’s Executive Vice President and CFO, added, “We regularly evaluate our capital deployment strategy. Our Board and our management believe it is sensible to maximize capital flexibility, given the vagaries of both the economy and recorded music market, by suspending our dividend to build cash reserves and reduce net debt. This action will give us the freedom to maintain our level of A&R investment, while enhancing shareholder returns over time.”

Second-Quarter Results

For the second quarter 2008, revenue grew 2.0% to $800 million from $784 million in the prior-year quarter, and fell 3.6% on a constant-currency basis. This performance was tempered by the ongoing transition in the recorded music industry characterized by a shift in consumption patterns from physical sales to new forms of digital music and the continued impact of digital piracy. Domestic revenue declined 13.8% while international revenue grew 19.9%, and grew 6.7% on a constant-currency basis. On a constant-currency basis, revenue grew in Europe, Asia-Pacific, Latin America and Canada.

Operating income from continuing operations grew 47.4% to $28 million from $19 million in the prior-year quarter and operating margin from continuing operations increased 1.1 percentage points to 3.5%. OIBDA from continuing operations increased 20.0% to $96 million from $80 million in the prior-year quarter and OIBDA margin from continuing operations grew 1.8 percentage points to 12.0%. Operating income, OIBDA, operating margin and OIBDA margin for the second quarter of fiscal 2007 reflected $16 million in restructuring-related charges in connection with the company’s fiscal 2007 realignment initiatives.

Loss from continuing operations was $34 million, or $0.23 per diluted share for the quarter. Loss in the prior-year quarter was $27 million, or $0.19 per diluted share.

As of March 31, 2008, the company reported a cash balance of $249 million, total long-term debt of $2.27 billion and net debt (total long-term debt minus cash) of $2.0 billion.

For the quarter, net cash provided by operating activities was $132 million. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid for investments) amounted to $99 million, compared to Free Cash Flow of $49 million in the comparable fiscal 2007 quarter. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $128 million, compared to Unlevered After-Tax Cash Flow of $73 million in the comparable fiscal 2007 quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business increased 0.6% from the prior-year quarter to $652 million, and was down 4.4% on a constant-currency basis. The decline in constant-currency revenue primarily reflected strength in Europe, Asia-Pacific, Latin America and Canada more than offset by declines in domestic revenue. Year- over-year revenue increased in the international physical Recorded Music business and the global digital Recorded Music business on a constant-currency basis.

Recorded Music digital revenue of $155 million grew 47.6% over the prior-year quarter and represented 23.8% of total Recorded Music revenue. Domestic Recorded Music digital revenue amounted to $101 million or 34.0% of total domestic Recorded Music revenue. Digital sales strength was primarily driven by growth in global online downloads, and to a lesser extent mobile.

Major sellers in the quarter included titles from R.E.M., Simple Plan, Kobukuro, Nickelback and the Juno soundtrack. International Recorded Music revenue surged 22.4% from the prior-year quarter to $355 million, and rose 9.6% on a constant-currency basis, while domestic Recorded Music revenue slid 17.0% from the prior-year quarter to $297 million.

The constant-currency growth in international Recorded Music revenue in the quarter was the result of increases in the U.K., Germany, France and Japan. Gains in international revenue were attributable to improved local repertoire and international releases as compared to the prior-year quarter and a contribution from international touring and management businesses.

Year-over-year differences in the domestic Recorded Music business were due to the timing of releases and declines in the physical business, which are not currently being fully offset by growth in the digital business, though digital performance was quite strong. Retailers are more actively managing their inventory levels in response to the tougher economy and credit markets as well as the changing underlying demand for physical recorded music product.

Recorded Music operating income from continuing operations totaled $22 million in the quarter, up 69.2% from $13 million in the prior-year quarter, resulting in an operating margin from continuing operations of 3.4% compared to 2.0% in the prior-year quarter. Recorded Music OIBDA from continuing operations rose 27.3% to $70 million for the quarter, compared to $55 million in the prior-year quarter. Recorded Music OIBDA margin from continuing operations expanded 2.2 percentage points to 10.7% from the prior-year quarter. Recorded Music operating income, OIBDA, operating margin and OIBDA margin for the second quarter of fiscal 2007 reflected $15 million in Recorded Music restructuring-related charges in connection with the company’s fiscal 2007 realignment initiatives.

Music Publishing

Music Publishing revenue in the quarter increased by 8.4% from the prior-year quarter to $155 million, and was flat on a constant-currency basis. Music Publishing revenue grew 4.9% domestically over the prior-year quarter, and grew 11.0% internationally, but declined 3.2% internationally on a constant-currency basis. Digital revenue from Music Publishing amounted to $9 million, representing 5.8% of total Music Publishing revenue for the quarter.

On a constant-currency basis, declines in mechanical revenue of 9.5% and in synchronization revenue of 4.5% were offset by a 50.0% increase in digital revenue and a 3.4% increase in performance revenue. Mechanical revenue weakness reflected the industry-wide decline in physical record sales. Synchronization revenue was negatively impacted by the Writers Guild of America strike.

Music Publishing operating income amounted to $36 million, down 5.3% from $38 million in the prior-year quarter, resulting in an operating margin of 23.2% down 3.3 percentage points from the prior-year quarter. Music Publishing OIBDA increased 1.9% to $54 million for the quarter, compared to $53 million in the prior-year quarter. Music Publishing OIBDA and OIBDA margin were flat year-over-year, excluding a $1 million favorable impact of foreign currency exchange rates.

Quarterly Dividend

The company today announced that it has discontinued its previous policy of paying a regular quarterly dividend. On February 29, 2008, the company paid its final quarterly dividend of $0.13 per share. The company currently intends to retain future earnings to build cash on the balance sheet and continue its successful A&R investment track record. Any future determination to pay dividends will be at the discretion of the company’s Board of Directors and will depend on, among other things, the company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors the Board of Directors may deem relevant.

Financial details for the second fiscal quarter can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements, including statements regarding future trends in the music industry, our intentions to deploy our capital, including the level of and success of future A&R investments, and our intentions with respect to our dividend policy, because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-Q and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp. - Consolidated Statement of Operations, Three and Six Months Ended 3/31/08 versus 3/31/07 (dollars in millions, except per share amounts)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	% Change	Six Months Ended March 31, 2008	Six Months Ended March 31, 2007	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:	$800	$784	2%	$1,789	$1,712	4%
Costs and expenses:
Cost of revenues	(413)	(427)	(3)%	(958)	(935)	2%
Selling, general and administrative expenses	(304)	(275)	11%	(635)	(565)	12%
Other income	—	—	—	3	—	—
Restructuring costs	—	(12)	—	—	(12)	—
Amortization of intangible assets	(55)	(51)	8%	(109)	(101)	8%

Total costs and expenses	$(772)	$(765)	1%	$(1,699)	$(1,613)	5%

Operating income from continuing operations	$28	$19	47%	$90	$99	(9)%
Interest expense, net	(47)	(45)	4%	(95)	(92)	3%
Equity in income of equity-method investees, net	—	—	—	1	—	—
Minority interest	—	—	—	(2)	—	—
Other expense, net	(2)	—	—	(3)	—	—

(Loss) income from continuing operations before income taxes	$(21)	$(26)	(19)%	$(9)	$7	—

Income tax expense	(13)	(1)	—	(23)	(16)	44%

Loss from continuing operations	$(34)	$(27)	26%	$(32)	$(9)	—
Loss from discontinued operations, net of tax	(3)	—	—	(21)	—	—

Net loss	$(37)	$(27)	37%	$(53)	$(9)	—

Net loss per share:

Basic earnings per share:
Loss from continuing operations	$(0.23)	$(0.19)		$(0.22)	$(0.06)
Loss from discontinued operations	$(0.02)	—		$(0.14)	—

Net loss	$(0.25)	$(0.19)		$(0.36)	$(0.06)

Diluted earnings per share:
Loss from continuing operations	$(0.23)	$(0.19)		$(0.22)	$(0.06)
Loss from discontinued operations	$(0.02)	—		$(0.14)	—

Net loss	$(0.25)	$(0.19)		$(0.36)	$(0.06)

Weighted averages shares outstanding:
Basic	147.9	145.9		147.5	145.4

Diluted	147.9	145.9		147.5	145.4

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 3/31/08 and 9/30/07 (dollars in millions)

	March 31, 2008	September 30, 2007	% Change
	(unaudited)	(unaudited)
Assets:
Current Assets
Cash & cash equivalents	$249	$333	(25)%
Accounts receivable, less allowances of $178 and $192	482	555	(13)%
Inventories	61	58	5%
Royalty advances (expected to be recouped w/in 1 year)	200	176	14%
Deferred tax assets	49	40	23%
Other current assets	30	33	(9)%

Total Current Assets	$1,071	$1,195	(10)%
Royalty advances (expected to be recouped after 1 year)	242	216	12%
Investments	182	146	25%
Property, plant & equipment, net	128	133	(4)%
Goodwill	1,074	1,065	1%
Intangible assets subject to amortization, net	1,651	1,632	1%
Intangible assets not subject to amortization	100	100	—
Other assets	84	85	(1)%

Total Assets	$4,532	$4,572	—

Liabilities & Shareholders' Deficit:
Current Liabilities
Accounts payable	$214	$225	(5)%
Accrued royalties	1,268	1,226	3%
Taxes & other withholdings	26	33	(21)%
Current portion of long-term debt	17	17	0%
Dividend payable	1	23	(96)%
Other current liabilities	358	358	—

Total current liabilities	$1,884	$1,882	—

Long-term debt	2,258	2,256	—
Dividends payable	—	1	—
Deferred tax liabilities, net	250	244	2%
Other noncurrent liabilities	243	225	8%

Total Liabilities	$4,635	$4,608	1%

Common stock	—	—	—
Additional paid-in capital	583	579	1%
Accumulated deficit	(683)	(614)	11%
Accumulated other comprehensive income, net	(3)	(1)	—

Total Shareholders' Deficit	$(103)	$(36)	—

Total Liabilities & Shareholders' Deficit	$4,532	$4,572	(1)%

Figure 3. Warner Music Group Corp. - Summarized Statement of Cash Flows, Three and Six Months Ended 3/31/08 versus 3/31/07 (dollars in millions)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Six Months Ended March 31, 2008	Six Months Ended March 31, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash provided by operating activities	$132	$70	$96	$107
Net cash used in investing activities	(33)	(11)	(152)	(69)
Net cash used in financing activities	(26)	(25)	(50)	(46)
Effect of foreign currency exchange rates on cash	16	1	22	3

Net increase (decrease) in cash	$89	$35	$(84)	$(5)

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets and impairment of goodwill (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”).

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Income, Three and Six Months Ended 3/31/08 versus 3/31/07 (dollars in millions)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	% Change	Six Months Ended March 31, 2008	Six Months Ended March 31, 2007	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$96	$80	20%	$225	$220	2%
Depreciation expense	(13)	(10)	30%	(26)	(20)	30%
Amortization expense	(55)	(51)	8%	(109)	(101)	8%

Operating income from continuing operations	$28	$19	47%	$90	$99	(9)%
Interest expense, net	(47)	(45)	4%	(95)	(92)	3%
Equity in income of equity-method investees,net	—	—	—	1	—	—
Minority interest	—	—	—	(2)	—	—
Other expense, net	(2)	—	—	(3)	—	—

(Loss) income from continuing operations before income taxes	$(21)	$(26)	(19)%	$(9)	$7	—

Income tax expense	(13)	(1)	—	(23)	(16)	44%

Loss from continuing operations	$(34)	$(27)	26%	$(32)	$(9)	—
Loss from discontinued operations, net of tax	(3)	—	—	(21)	—	—

Net loss	$(37)	$(27)	37%	$(53)	$(9)	—

OIBDA margin from continuing operations	12.0%	10.2%		12.6%	12.9%
Operating income margin from continuing operations	3.5%	2.4%		5.0%	5.8%

Figure 5. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, for the Three and Six Months ended 3/31/08 versus 3/31/07 (dollars in millions)
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	% Change	Six Months Ended March 31, 2008	Six Months Ended March 31, 2007	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income from Continuing Operations - GAAP	$28	$19	47%	$90	$99	(9)%
Depreciation and Amortization	68	61	11%	135	121	12%

Total WMG OIBDA	$96	$80	20%	$225	$220	2%

Recorded Music Operating Income from Continuing Operations - GAAP	$22	$13	69%	$111	$112	(1)%
Depreciation and Amortization	48	42	14%	95	84	13%

Recorded Music OIBDA	$70	$55	27%	$206	$196	5%

Music Publishing Operating Income from Continuing Operations - GAAP	$36	$38	(5)%	$40	$41	(2)%
Depreciation and Amortization	18	15	20%	35	31	13%

Music Publishing OIBDA	$54	$53	2%	$75	$72	4%

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate our performance in comparison to prior periods.

Constant-currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency by translating prior-year results at current year foreign currency exchange rates. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $46 million, $34 million and $12 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the three months ended March 31, 2008 as compared to the prior-year quarter or the $100 million, $78 million and $23 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the six months ended March 31, 2008 as compared to the prior-year period. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and is not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Revenue by Geography, Three and Six Months Ended 3/31/08 versus 3/31/07 As Reported and Constant Currency (dollars in millions)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Three Months Ended March 31, 2007	Six Months Ended March 31, 2008	Six Months Ended March 31, 2007	Six Months Ended March 31, 2007
	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)
Revenue by Geography:
US revenue
Recorded Music	$297	$358	$358	$697	$720	$720
Music Publishing	64	61	61	111	105	105
International revenue
Recorded Music	355	290	324	805	728	806
Music Publishing	91	82	94	188	171	194
Intersegment eliminations	(7)	(7)	(7)	(12)	(12)	(13)

	$800	$784	$830	$1,789	$1,712	$1,812

Revenue by Segment:
Recorded Music	$652	$648	$682	$1,502	$1,448	$1,526
Music Publishing	155	143	155	299	276	299
Intersegment eliminations	(7)	(7)	(7)	(12)	(12)	(13)

Total Revenue	$800	$784	$830	$1,789	$1,712	$1,812

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP — “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Six Months Ended 3/31/08 versus 3/31/07 (dollars in millions)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Six Months Ended March 31, 2008	Six Months Ended March 31, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$132	$70	$96	$107
Less: Capital expenditures	13	8	20	13
Less: Cash paid for investments, net, excluding short-term investments	20	13	132	81

Free Cash Flow (a)	$99	$49	($56)	$13

(a) - Free Cash Flow includes cash paid for interest as follows (in millions):
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Six Months Ended March 31, 2008	Six Months Ended March 31, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Free Cash Flow	$99	$49	($56)	$13
Plus: Cash paid for interest	29	24	80	73

Unlevered After-Tax Cash Flow	$128	$73	$24	$86

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com